UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2011

GROEN BROTHERS AVIATION, INC.
(Exact name of registrant as specified in its charter)

Utah	0-18958	87-0489865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2640 West California Avenue
Salt Lake City, Utah 84104
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 973-0177

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

Extension of Maturity Dates

During 2006 and 2007, Groen Brothers Aviation, Inc. (the “Company”) obtained debt financing from certain holders of the Company’s Series B Preferred Stock (the “Series B Holders”) in the aggregate principal amount of $4,400,000 (the “2006/2007 Notes”).  The 2006/2007 Notes provide for the payment of simple interest at the rate of 36% per annum.  The maturity date for the 2006/2007 Notes has been extended from time to time, and on September 22, 2011, the Company and the Series B Holders entered into amendments to extend the maturity date from August 31, 2011 to October 31, 2011, which amendments were dated effective as of August 30, 2011.

The Series B Holders have agreed to extend the redemption date of the Series B Preferred Stock from time to time, and on September 22, 2011, the Company and the Series B Holders agreed to extend the redemption date from August 31, 2011 to October 31, 2011, or such later date as agreed to in writing by at least 80% of the Series B Holders.  The parties also agreed to increase the limit of debt that the Company may incur without the consent of the Series B Holders from $64,000,000 to $67,250,000.  The amendments were dated effective as of August 30, 2011.

In October 2008, as part of a Note Purchase Agreement between the Company and certain Series B Holders as lenders named on the signature page thereto (the “Lenders”), the Company issued short-term interest bearing notes in the principal amount of $36,962,000 in satisfaction of the accrued and unpaid dividends on the Series B Preferred Stock through October 9, 2008 (the “Dividend Notes”).  Because the Company had paid such dividends in kind by issuing additional shares of Series B Preferred Stock, the issuance of the Dividend Notes resulted in the redemption of $36,962,000 of Series B Preferred Stock.  The Dividend Notes provide for the payment of interest at the rate of 15% per annum, compounded quarterly.  The maturity date for the Dividend Notes has been extended from time to time, and on September 22, 2011, the Company and the Lenders entered into amendments to extend the maturity date from August 31, 2011 to October 31, 2011, which amendments were dated effective as of August 30, 2011.

The Note Purchase Agreement, as amended, provides for the periodic sale by the Company to the lenders of short-term promissory notes in the aggregate principal amount of up to $12,750,000 to provide the Company with operating capital, as specified in the draw requests for such notes (the “Note Purchase Notes”).  The draw requests must be approved by the Lenders.  The maturity date for the Note Purchase Notes has been extended from time to time, and on September 22, 2011, the Company and the Lenders entered into amendments to extend the maturity date from August 31, 2011 to October 31, 2011, which amendments were dated effective as August 30, 2011.

Previously on August 10, 2010, the Company and the Series B Holders agreed to extend the redemption date of the Series B Preferred Stock from August 5, 2011 to August 31, 2011, or such later date as agreed to in writing by at least 80% of the Series B Holders, which amendment was dated effective as of August 4, 2011.  The Company and the Lenders also previously agreed on August 10, 2010 to extend the maturity dates of the 2006/2007 Notes, the Dividend Notes and the Note Purchase Agreement Notes from August 5, 2011 to August 31, 2011, which amendments were dated effective as of August 4, 2011.

Item  3.03  Material Modifications to Rights of Security Holders

Item 5.03   Amendments to Articles of Incorporation or By Laws; Change in Fiscal Year

Twelfth Amendment to Fifth Amended and Restated Articles of Incorporation

On November 24, 2008 the Company filed the Fifth Amended and Restated Articles of Incorporation (the “Fifth Restated Articles”) with the Utah Division of Corporations and Commercial Code.  The Fifth Restated Articles have been amended by the Board of Directors from time to time to extend the mandatory redemption date of the Series B Preferred Stock.  On September 22, 2011, the Company filed the Twelfth Amendment to the Fifth Restated Articles, which: (a) extended the mandatory redemption date of the Series B Preferred Stock to October 31, 2011, or such later date as agreed to in writing by the holders of at least 80% of the outstanding shares of Series B Preferred Stock and (b) increased the limit of debt that the Company may incur without the consent of the Series B Holders from $64,000,000 to $65,250,000.  The Twelfth Amendment to Fifth Restated Articles was intended to increase the debt limit to $67,250,000 to be consistent with the agreements of the Series B Holders described in Item 1.01 and the Company plans to file a Certificate of Correction to correct that error.  The amendments were dated effective as of August 30, 2011.

The foregoing description of the Twelfth Amendment to the Fifth Amended and Restated Articles of Incorporation is qualified in its entirety by reference to such amendment, which is being filed as an exhibit to this report.

Previously on August 10, 2011, the Company filed the Eleventh Amendment to the Fifth Restated Articles, which extended the mandatory redemption date of the Series B Preferred Stock to August 31, 2011, or such later date as agreed to in writing by the holders of at least 80% of the outstanding shares of Series B Preferred Stock.  The amendment was dated effective as of August 4, 2011.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report.

Exhibit No.	Description of Exhibit
3.1	Twelfth Amendment to Fifth Amended and Restated Articles of Incorporation of Groen Brothers Aviation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROEN BROTHERS AVIATION, INC.
Date: September 28, 2011
By: /s/ Robin H. H. Wilson
Name: Robin H. H. Wilson
Title: Executive Vice President